UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 21, 2014

ADMA BIOLOGICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-52120	56-2590442
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

465 State Route 17, Ramsey, New Jersey		07446-2012
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (201) 478-5552

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Amendment No. 1 to Plasma Supply Agreement with Biotest

On February 25, 2014, ADMA Biologics, Inc. (the "Company") entered into Amendment No. 1 (the "Supply Amendment") to the Plasma Supply Agreement (the "Supply Agreement"), dated June 22, 2012, between the Company and Biotest Pharmaceuticals Corporation ("Biotest"), for the purchase of normal source plasma from the facilities of ADMA Bio Centers Georgia Inc. ("ADMA BioCenters"), a subsidiary of the Company, to be used in Biotest's manufacturing.  The Supply Amendment, among other things, extends the term of the Supply Agreement.

First Amendment to Hercules Loan and Security Agreement

On February 24, 2014, the Company amended (the "Loan Amendment") the Loan and Security Agreement (the "Loan Agreement"), dated as of December 21, 2012, among the Company, ADMA Plasma Biologics, Inc., ADMA BioCenters and Hercules Technology Growth Capital, Inc. ("Hercules").  Under the Loan Agreement, as amended,  the Company may borrow  up to a maximum of $15.0 million.   The Company borrowed $10.0 million on the closing date ($5.0 million of which was used to refinance existing debt with Hercules) and an additional $5.0 million will be made available upon the Company successfully meeting the clinical endpoints of a Phase III clinical study of RI-002 as a treatment for Primary Immunodeficiency Diseases in an manner that supports a Biologic License Application filing. The loan bears interest at a rate per annum equal to the greater of (i) 8.75% and (ii) the sum of (a) 8.75% plus (b) the Prime Rate (as reported in The Wall Street Journal) minus (c) 5.75%. Payment-in-kind interest accrues on the outstanding principal balance of the loan compounded monthly at 1.95% per annum and such accrued and unpaid interest is added to the principal balance of the loan on the first day of each month beginning on the month after the closing.  The principal will be repaid over 27 months beginning no later than April 1, 2015 (unless extended to October 1, 2015 upon the Company meeting certain eligibility criteria for the final tranche), unless accelerated as a result of certain events of default.  A backend fee equal to $132,000 is due the earliest of April 1, 2016, the prepayment date and the date that the secured obligations become due and payable.  In addition, a first amendment commitment fee and a facility fee in the amount of $15,000 and $135,000, respectively, were due at closing.   In the event the Company elects to prepay the loan, the Company is obligated to pay a prepayment charge corresponding to a percentage of the principal amount of the loan, with such percentage being: 2.5% if prepayment occurs in the first year, 1.5% if prepayment occurs in the second year and 0.5% if prepayment occurs after the second year but prior to the final day of the term.  The loan matures no later than January 1, 2018.  In connection with the Loan Amendment, the Company issued to Hercules a warrant to purchase 34,800 shares of common stock of the Company (and an additional 23,200 shares of common stock if the Company borrows an additional $5.0 million as described above), with an exercise price set at the lower of (i) $7.50 per share or (ii) the price per share of the next round of financing over the next twelve months, subject to customary anti-dilution adjustments.  The warrant expires after 10 years and has piggyback registration rights with respect to the shares of common stock underlying the warrant.  On February 27, 2014, the Company issued a press release announcing the Loan Amendment, as described under this Item 1.01.  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.  The information disclosed by the Company under Items 1.01 and 2.03 of the Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on December 21, 2012 is incorporated herein by reference.

The foregoing summaries of both the Supply Amendment and the Loan Amendment do not purport to be complete and are qualified in their entirety by reference to the Supply Amendment and the Loan Amendment, respectively, which will be filed as exhibits to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required to be disclosed under this Item is incorporated herein by reference to Item 1.01.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 21, 2014, the Board of Directors (the "Board") of the Company approved, subject to stockholder approval at the Company's 2014 Annual Meeting of Stockholders (the "Annual Meeting") of the 2014 Omnibus Incentive Compensation Plan of the Company (the “Prospective Plan”), incentive stock options to purchase an aggregate of 167,932 shares of the Company's common stock under the Prospective  Plan, which is subject to stockholder approval at the Annual Meeting, to three of its executive officers, of which options to purchase 99,309 shares were approved by the Board for the Company’s President and Chief Executive Officer, Adam S. Grossman; options to purchase 39,032 shares were approved by the Board for the Company’s Chief Financial Officer, Brian Lenz; and options to purchase 29,591 shares were approved by the Board for the Company's Chief Scientific and Medical Officer, James Mond, M.D., Ph.D.  The options will vest over a period of four years and are exercisable at a price per share of $8.50, the closing price of the Company’s common stock on the OTC Bulletin Board on February 21, 2014.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release of the Company, dated February 27, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

February 27, 2014	ADMA Biologics, Inc.

	By:	/s/ Brian Lenz
		Name:	Brian Lenz
		Title:	Chief Financial Officer